Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

(303) 386-1193

thaugeto@arraybiopharma.com

ARRAY BIOPHARMA AND GENENTECH EXPAND

STRATEGIC ONCOLOGY COLLABORATION

BOULDER, Colo., (October 13, 2005) –Array BioPharma (Nasdaq: ARRY) today announced the second extension and expansion of its collaboration with Genentech, Inc. (NYSE: DNA) for the discovery of targeted small molecule drugs for the treatment of cancer.

Under the terms of this expanded agreement, Genentech may provide approximately $50 million in research funding to access Array’s Drug Discovery Platform over the next three years.  Array will be entitled to receive milestone payments based on the selection and progression of clinical drug candidates, as well as royalties on net sales of any products that may result from the collaboration. Genentech will have the sole responsibility for clinical development and commercialization of any resulting products.  Other terms were not disclosed.

Genentech and Array entered into a research collaboration in January 2004 to advance two of Array’s proprietary oncology programs into clinical development.  In April 2005, the agreement was expanded to include an additional protein target in the field of oncology.   Under the terms of the amended agreement Array will receive further consideration based on the expanded scope and term of the agreement.

“We believe our collaboration with Genentech further validates Array’s leadership position in cancer research,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “This collaboration leverages Array’s proprietary small molecule drug discovery expertise with Genentech’s cancer expertise, with the goal of creating products to address one of the world’s largest unmet medical needs and market opportunities.”

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About Array BioPharma

Array BioPharma is a biopharmaceutical company focused on the discovery, development and commercialization of orally active drugs to address significant unmet medical needs.  Our proprietary drug development pipeline is primarily focused on the treatment of cancer and inflammatory disease and includes several small molecule drug candidates that are designed to regulate targets in therapeutically important biologic pathways. In addition, leading pharmaceutical and biotechnology companies access our drug discovery technologies and expertise through collaborations to design, create, optimize and evaluate drug candidates across a broad range of therapeutic areas.  For more information on Array, please go to www.arraybiopharma.com.

Array Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on form 10-K for the year ended June 30, 2005, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of October 13, 2005. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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